Exhibit 99.3

Intersections Inc.

Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

August 27, 2014

The table below includes financial information prepared in accordance with accounting principles generally accepted in the United States, or GAAP, as well as other financial measures referred to as non-GAAP financial measures. Consolidated Adjusted EBITDA from continuing operations before share based compensation and non-cash asset impairment charges (“Adjusted EBITDA”) is presented in a manner consistent with the way management evaluates operating results and which management believes is useful to investors and others.  Share related compensation includes non-cash share based compensation, as well as, dividend equivalent cash payments to restricted stock units ((“RSU”) holders and stock option holders.  An explanation regarding the company’s use of non-GAAP financial measures and a reconciliation of non- GAAP financial measures used by the company to GAAP measures is provided below. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, net income and the other information prepared in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

$ in Millions	2014				
	Pet Health & Wellness	Bail Bonds Software	CP&S	Corporate	Consolidated
Consolidated income (loss) before income taxes	($10.9)	($0.8)	$30.2	($30.1)	($11.7)
Non-cash share based compensation	0.0	0.0	0.4	5.6	6.0
Dividend equivalent payments to RSU holders and option holders	0.0	0.0	0.1	0.3	0.4
Goodwill, intangible and long-lived asset impairment charges	0.0	0.0	0.0	0.0	0.0
Depreciation	0.1	0.2	4.6	0.4	5.4
Amortization	0.0	0.0	3.4	0.0	3.4
Interest expense, net	0.0	0.0	(0.1)	(0.2)	(0.3)
Other (income) expense, net	0.0	0.0	0.1	(0.0)	0.1
Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges	($10.8)	($0.6)	$38.6	($24.0)	$3.2

$ in Millions	2015				
	Pet Health & Wellness	Bail Bonds Software	CP&S	Corporate	Consolidated
Consolidated income (loss) before income taxes	$3.6	$0.4	$35.1	($25.9)	$13.3
Non-cash share based compensation	0.0	0.0	0.0	6.8	6.8
Dividend equivalent payments to RSU holders and option holders	0.0	0.0	0.0	0.0	0.0
Goodwill, intangible and long-lived asset impairment charges	0.0	0.0	0.0	0.0	0.0
Depreciation	0.4	0.3	4.1	0.2	4.9
Amortization	0.0	0.0	0.4	0.0	0.4
Interest expense, net	0.0	0.0	(0.1)	0.0	(0.1)
Other (income) expense, net	0.0	0.0	0.4	0.0	0.4
Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges	$4.0	$0.7	$40.0	($19.0)	$25.7

Adjusted EBITDA represents consolidated income before income taxes plus share based compensation, non-cash goodwill, intangible and non-cash asset impairment charges, depreciation and amortization, interest income (expense), (gain) on settlement, and other income (expense). We believe that the Adjusted EBITDA calculation provides useful information to investors because it is an indicator of our operating performance. Adjusted EBITDA is commonly used as a basis for investors and analysts to evaluate and compare the periodic and future operating performance and value of companies within our industry. Our Board of Directors and management use Adjusted EBITDA to evaluate the operating performance of the company and our lenders use Adjusted EBITDA as a measure of our ability to make interest payments and to comply with our debt covenants.

We provide this information to show the impact of share based compensation on our operating results, as it is excluded from our internal operating and budgeting plans and measurements of financial performance; however, we do consider the dilutive impact to our shareholders when awarding share based compensation and consider both the Black-Scholes value and SFAS No. 123R value in connection therewith, and value such awards accordingly, and because determining the value of the related equity awards involved a high degree of judgment and estimation.  We do not consider share based compensation charges when we evaluate the performance of our individual business groups or formulate our short and long-term operating plans. We hold our management team accountable for cash-based compensation and such amounts are included in their operating plans. Due to its nature, individual managers generally are unable to project the impact of share based compensation and accordingly we do not hold them accountable for the impact of equity award grants. When we consider making share based compensation grants, we primarily take into account the need to attract and retain high quality employees, overall shareholder dilution and the Black-Scholes values of the equity grant to the recipient, rather than the potential accounting charges associated with such grants. For comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes share based compensation in order to better understand the long-term performance of our core businesses and to compare our results to the results of our peer companies because of varying available valuation methodologies and the variety of award types that companies can use under SFAS No. 123R. Furthermore, unlike cash compensation, the value of share based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Accordingly, we believe that the presentation of Adjusted EBITDA when read in conjunction with our reported GAAP results can provide useful supplemental information to our management, to investors and to our lenders regarding financial and business trends relating to our financial condition and results of operations.

Adjusted EBITDA has limitations due to the fact it does not include all compensation related expenses. For example, if we only paid cash based compensation as opposed to a portion in share based compensation, the cash compensation expense included in our general and administrative expenses would be higher. We compensate for this limitation by providing information required by GAAP about outstanding share based awards in the footnotes to our financial statements in our SEC filings. We believe equity based compensation is an important element of our compensation program and all forms of share based awards are valued and included as appropriate in our operating results.

The above Adjusted EBITDA reconciliation is in support of guidance last given on August 27, 2014.  Statements made herein relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  These forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business and our ability to execute our business strategy.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the SEC, as well as the risk that the Company will not successfully implement the new plan, the risk that the implementation of the new plan will be delayed, including as a result of labor and employment laws, rules and regulations, the risk that the plan will not result in the anticipated benefits or cost savings, the risk that the new plan will negatively impact the Company’s ability to successfully operate its business or retain its key employees and the risk that the Company’s plans for new product introductions will be successful. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.